Exhibit 99.1

Phillips 66 Reports Second-Quarter 2021 Financial Results

•Reported second-quarter earnings of $296 million or $0.66 per share; adjusted earnings of $329 million or $0.74 per share
•Generated $1.7 billion of operating cash flow; $910 million excluding working capital
•Delivered record Chemicals earnings
•CPChem began construction on a world-scale 1-hexene unit
•Ramped up renewable diesel production at San Francisco Refinery
•Recently resumed construction of the 150,000-BPD Frac 4 at the Sweeny Hub
•Issued 2021 Sustainability Report in July

HOUSTON, Aug. 3, 2021 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, announces second-quarter 2021 earnings of $296 million, compared with a loss of $654 million in the first quarter of 2021. Excluding special items of $33 million, the company had adjusted earnings of $329 million in the second quarter, compared with a first-quarter adjusted loss of $509 million.

“Our second-quarter results reflect the recovery of operations after the prior quarter’s winter storms, as well as further product demand improvement as more people across the globe are vaccinated,” said Greg Garland, Chairman and CEO of Phillips 66. “CPChem generated record quarterly earnings supported by robust demand, utilization and margins. Midstream and Marketing and Specialties delivered strong, consistent earnings, while Refining profitability remained challenged.

“Across our portfolio, we are advancing our strategic projects and pursuing lower-carbon opportunities. At Rodeo, renewable diesel production from the hydrotreater conversion reached full rates in July, and permitting for the full facility conversion is moving forward as planned. At the Sweeny Hub, we recently resumed construction of Frac 4, which we expect to complete in the fourth quarter of 2022.

“Our recently released 2021 Sustainability Report outlines our commitment to a lower-carbon future through environmental stewardship, social responsibility and strong corporate governance. As previously communicated, we will establish greenhouse gas emission reduction targets later this year.

“Looking forward, we remain optimistic that demand recovery for our products will continue. We will adhere to our disciplined capital allocation framework, including our commitment to debt reduction as well as a secure, competitive dividend. We anticipate a return to dividend growth as cash flow recovers. In the second quarter, we returned $394 million in dividends to shareholders.”

Phillips 66 Reports Second-Quarter 2021 Financial Results
Midstream

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2021	Q1 2021	Q2 2021	Q1 2021
Transportation	$224	7	224	206
NGL and Other	79	35	83	36
DCP Midstream	9	34	9	34
Midstream	$312	76	316	276

Midstream second-quarter 2021 pre-tax income was $312 million, compared with $76 million in the first quarter of 2021. Midstream results in the second quarter included $4 million of pension settlement expense. First-quarter results included a $198 million impairment resulting from Phillips 66 Partners’ decision to exit the Liberty Pipeline project, as well as $2 million of winter-storm-related maintenance and repair costs.

Transportation second-quarter adjusted pre-tax income of $224 million was $18 million higher than the first quarter, primarily due to improved volumes from increased refinery utilization rates, partially offset by timing of maintenance and asset integrity work.

NGL and Other adjusted pre-tax income was $83 million in the second quarter, compared with $36 million in the first quarter. The increase was primarily due to lower operating costs and higher volumes, reflecting recovery from the first-quarter winter storms.

The company’s equity investment in DCP Midstream, LLC generated second-quarter adjusted pre-tax income of $9 million, a $25 million decrease from the prior quarter. The decrease is mainly due to lower mark-to-market hedging results from higher natural gas and NGL prices.

Chemicals

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2021	Q1 2021	Q2 2021	Q1 2021
Olefins and Polyolefins	$562	145	593	174
Specialties, Aromatics and Styrenics	79	26	82	27
Other	(18)	(17)	(18)	(17)
Chemicals	$623	154	657	184

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals second-quarter 2021 pre-tax income was $623 million, compared with $154 million in the first quarter of 2021. Chemicals results in the second quarter included an $18 million reduction to equity earnings for pension settlement expense and $16 million of winter-storm-related maintenance and repair costs. First-quarter results included a reduction to equity earnings of $30 million for winter-storm-related costs.

CPChem’s Olefins and Polyolefins (O&P) business contributed $593 million of adjusted pre-tax income in the second quarter, compared with $174 million in the first quarter. The $419 million increase was driven by strong demand, tight supplies and recovery from the first-quarter winter storms that contributed to higher margins and lower utility costs. Global O&P utilization was 102% for the quarter.

Phillips 66 Reports Second-Quarter 2021 Financial Results
CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed second-quarter adjusted pre-tax income of $82 million, compared with $27 million in the first quarter. The increase primarily reflects improved margins due to tight industry supplies following first-quarter winter storm outages, as well as lower turnaround costs.

Refining

	Millions of Dollars

	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q2 2021	Q1 2021	Q2 2021	Q1 2021
Refining	$(729)	(1,040)	(706)	(1,026)

Refining had a second-quarter 2021 pre-tax loss of $729 million, compared with a pre-tax loss of $1 billion in the first quarter of 2021. Second-quarter results included $20 million of pension settlement expense and $3 million of winter-storm-related maintenance and repair costs. Refining results in the first quarter included $14 million of winter-storm-related costs.

Refining had an adjusted pre-tax loss of $706 million in the second quarter, compared with an adjusted pre-tax loss of $1 billion in the first quarter. The improvement was primarily due to lower utility and turnaround costs and higher volumes, partially offset by lower realized margins. Second-quarter realized margins were lower, as the benefit of improved market crack spreads was more than offset by higher RIN costs, lower electricity sales in the Texas market, decreased secondary product margins, lower clean product differentials and inventory impacts.

Pre-tax turnaround costs for the second quarter were $118 million, compared with first-quarter costs of $192 million. Crude utilization rate was 88% in the second quarter, up from 74% in the first quarter. Clean product yield was 82% in the second quarter, unchanged from the first quarter.

Marketing and Specialties

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2021	Q1 2021	Q2 2021	Q1 2021
Marketing and Other	$389	211	392	211
Specialties	87	79	87	79
Marketing and Specialties	$476	290	479	290

Marketing and Specialties (M&S) second-quarter 2021 pre-tax income was $476 million, compared with $290 million in the first quarter of 2021. Second-quarter results included $3 million of pension settlement expense.

Adjusted pre-tax income for Marketing and Other was $392 million in the second quarter, an increase of $181 million from the first quarter. The increase was primarily due to higher domestic margins and volumes, reflecting stronger demand in key markets. Refined product exports in the second quarter were 216,000 barrels per day (BPD).

Specialties generated second-quarter adjusted pre-tax income of $87 million, up from $79 million in the prior quarter.

Phillips 66 Reports Second-Quarter 2021 Financial Results

Corporate and Other

	Millions of Dollars

	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q2 2021	Q1 2021	Q2 2021	Q1 2021
Corporate and Other	$(246)	(251)	(244)	(251)

Corporate and Other second-quarter 2021 pre-tax costs were $246 million, compared with pre-tax costs of $251 million in the first quarter of 2021. Second-quarter pre-tax costs included $2 million of pension settlement expense.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $1.7 billion in cash from operations in the second quarter of 2021, including a working capital benefit of $833 million and cash distributions from equity affiliates of $612 million. The working capital benefit was primarily due to receipt of a U.S. federal income tax refund.

During the quarter, Phillips 66 funded $380 million of capital expenditures and investments and paid $394 million in dividends.

As of June 30, 2021, Phillips 66 had $7.9 billion of liquidity, reflecting $2.2 billion of cash and cash equivalents and approximately $5.7 billion of total committed capacity under revolving credit facilities. Consolidated debt was $15.4 billion at June 30, 2021, including $3.9 billion at Phillips 66 Partners (PSXP). The company’s consolidated debt-to-capital ratio was 43% and its net debt-to-capital ratio was 39%. Excluding PSXP, the debt-to-capital ratio was 39% and the net debt-to-capital ratio was 34%.

Strategic Update

Phillips 66 Partners continued construction of the C2G Pipeline, a 16 inch ethane pipeline that will connect its Clemens Caverns storage facility to petrochemical facilities in Gregory, Texas, near Corpus Christi, Texas. The project is backed by long-term commitments. The pipeline is expected to be operational in the fourth quarter of 2021.

At the Sweeny Hub, Phillips 66 resumed construction of the 150,000-BPD fourth fractionator. The project is expected to be completed in the fourth quarter of 2022 and will increase Sweeny Hub fractionation capacity to 550,000 BPD. The fractionators are supported by long-term commitments.

In Chemicals, CPChem and Qatar Petroleum are jointly pursuing development of petrochemical facilities on the U.S. Gulf Coast and in Ras Laffan, Qatar. CPChem expects to make a final investment decision for its U.S. Gulf Coast project in 2022.

CPChem is expanding its alpha olefins business with a second world-scale unit to produce 1-hexene, a critical component in high-performance polyethylene. In May, CPChem began construction on the 266,000 metric tons per year unit, located in Old Ocean, Texas, near its Sweeny facility. The project will utilize CPChem’s proprietary technology and is expected to start up in 2023.

In May, CPChem received the annual Re|focus Sustainability Leadership Innovation Award from the Plastics Industry Association (PLASTICS) for being among the top 2021 industry innovators in sustainability. The award recognizes the company’s launch of Marlex® Anew™ Circular Polyethylene, which uses advanced recycling technology to convert difficult-to-recycle plastic waste into high-quality raw materials.

Phillips 66 Reports Second-Quarter 2021 Financial Results

Phillips 66 is advancing its plans at the San Francisco Refinery in Rodeo, California, to meet the growing demand for renewable fuels. The hydrotreater conversion reached full rates of 8,000 BPD (120 million gallons per year) of renewable diesel in July. Subject to permitting and approvals, full conversion of the refinery is expected to be finished in early 2024. Upon completion, the facility will have over 50,000 BPD (800 million gallons per year) of renewable fuel production capacity. The conversion will reduce emissions from the facility and produce lower-carbon transportation fuels.

In Marketing, Phillips 66 is converting 600 branded retail sites in California to sell renewable diesel produced by the Rodeo facility. In Switzerland, the Phillips 66 COOP retail joint venture is adding hydrogen fueling stations. Through the joint venture, Phillips 66 is exploring hydrogen as a fuel option for heavy-duty vehicles to support European low-carbon goals and growing demand for sustainable fuels.

Phillips 66 recently released its 2021 Sustainability Report. The report includes a detailed analysis of the company’s climate-related risks and opportunities as well as performance data on various environmental, social and governance, or ESG, matters. To view Phillips 66’s 2021 Sustainability Report, go to www.phillips66.com/sustainability.

Phillips 66 Reports Second-Quarter 2021 Financial Results

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at 1 p.m. EDT to discuss the company’s second-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings (Loss)
	Millions of Dollars
	2021			2020
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$312	76	388	324	(378)
Chemicals	623	154	777	42	211
Refining	(729)	(1,040)	(1,769)	(878)	(3,139)
Marketing and Specialties	476	290	766	286	799
Corporate and Other	(246)	(251)	(497)	(219)	(416)
Pre-Tax Income (Loss)	436	(771)	(335)	(445)	(2,923)
Less: Income tax benefit	62	(132)	(70)	(378)	(429)
Less: Noncontrolling interests	78	15	93	74	143
Phillips 66	$296	(654)	(358)	(141)	(2,637)

Adjusted Earnings (Loss)
	Millions of Dollars
	2021			2020
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$316	276	592	245	705
Chemicals	657	184	841	89	282
Refining	(706)	(1,026)	(1,732)	(867)	(1,268)
Marketing and Specialties	479	290	769	293	781
Corporate and Other	(244)	(251)	(495)	(224)	(421)
Pre-Tax Income (Loss)	502	(527)	(25)	(464)	79
Less: Income tax expense (benefit)	95	(84)	11	(190)	(166)
Less: Noncontrolling interests	78	66	144	50	119
Phillips 66	$329	(509)	(180)	(324)	126

Phillips 66 Reports Second-Quarter 2021 Financial Results
About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company’s master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,000 employees committed to safety and operating excellence. Phillips 66 had $57 billion of assets as of June 30, 2021. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
Jeff Dietert (investors)	Shannon Holy (investors)	Thaddeus Herrick (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	shannon.m.holy@p66.com	thaddeus.f.herrick@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: the continuing effects of the COVID-19 pandemic and its negative impact on commercial activity and demand for refined petroleum products; the inability to timely obtain or maintain permits necessary for capital projects; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our Midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; failure to complete construction of capital projects on time and within budget; the inability to comply with governmental regulations or make capital expenditures to maintain compliance; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; potential disruption of our operations due to accidents, weather events, including as a result of climate change, terrorism or cyberattacks; general domestic and international economic and political developments including armed hostilities, expropriation of assets, and other political, economic or diplomatic developments, including those caused by public health issues and international monetary conditions and exchange controls; changes in governmental policies relating to NGL, crude oil, natural gas, refined petroleum products, or renewable fuels pricing, regulation or taxation, including exports; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); the operation, financing and distribution decisions of equity affiliates we do not control; the impact of adverse market conditions or other similar risks to those identified herein affecting PSXP, and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Reports Second-Quarter 2021 Financial Results

Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings (loss),” “adjusted earnings (loss) per share” and “adjusted pre-tax income (loss).” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period. This release also includes a “debt-to-capital ratio excluding PSXP.” This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners.

References in the release to total consolidated earnings (loss) refer to net income (loss) attributable to Phillips 66.

Phillips 66 Reports Second-Quarter 2021 Financial Results

	Millions of Dollars
	Except as Indicated
	2021			2020
	Q2	Q1	Jun YTD	Q2	Jun YTD
Reconciliation of Consolidated Earnings (Loss) to Adjusted Earnings (Loss)
Consolidated Earnings (Loss)	$296	(654)	(358)	(141)	(2,637)
Pre-tax adjustments:
Impairments	—	198	198	—	3,006
Impairments by equity affiliates	—	—	—	15	15
Pending claims and settlements	—	—	—	—	(37)
Certain tax impacts	—	—	—	(8)	(8)
Pension settlement expense	47	—	47	38	38
Winter-storm-related costs	19	46	65	—	—
Lower-of-cost-or-market inventory adjustments	—	—	—	20	72
Asset dispositions	—	—	—	(84)	(84)
Tax impact of adjustments*	(16)	(48)	(64)	(208)	(283)
Other tax impacts	(17)	—	(17)	20	20
Noncontrolling interests	—	(51)	(51)	24	24
Adjusted earnings (loss)	$329	(509)	(180)	(324)	126
Loss per share of common stock (dollars)	$0.66	(1.49)	(0.83)	(0.33)	(6.00)
Adjusted earnings (loss) per share of common stock (dollars)†	$0.74	(1.16)	(0.43)	(0.74)	0.28

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income (Loss)	$312	76	388	324	(378)
Pre-tax adjustments:
Impairments	—	198	198	—	1,161
Pension settlement expense	4	—	4	5	5
Winter-storm-related costs	—	2	2	—	—
Lower-of-cost-or-market inventory adjustments	—	—	—	—	1
Asset dispositions	—	—	—	(84)	(84)
Adjusted pre-tax income	$316	276	592	245	705
Chemicals Pre-Tax Income	$623	154	777	42	211
Pre-tax adjustments:
Impairments by equity affiliates	—	—	—	15	15
Pension settlement expense	18	—	18	—	—
Winter-storm-related costs	16	30	46	—	—
Lower-of-cost-or-market inventory adjustments	—	—	—	32	56
Adjusted pre-tax income	$657	184	841	89	282

Phillips 66 Reports Second-Quarter 2021 Financial Results

	Millions of Dollars
	Except as Indicated
	2021			2020
	Q2	Q1	Jun YTD	Q2	Jun YTD
Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Refining Pre-Tax Loss	$(729)	(1,040)	(1,769)	(878)	(3,139)
Pre-tax adjustments:
Impairments	—	—	—	—	1,845
Pension settlement expense	20	—	20	26	26
Winter-storm-related costs	3	14	17	—	—
Lower-of-cost-or-market inventory adjustments	—	—	—	(15)	—
Adjusted pre-tax loss	$(706)	(1,026)	(1,732)	(867)	(1,268)
Marketing and Specialties Pre-Tax Income	$476	290	766	286	799
Pre-tax adjustments:
Pending claims and settlements	—	—	—	—	(37)
Pension settlement expense	3	—	3	4	4
Lower-of-cost-or-market inventory adjustments	—	—	—	3	15
Adjusted pre-tax income	$479	290	769	293	781
Corporate and Other Pre-Tax Loss	$(246)	(251)	(497)	(219)	(416)
Pre-tax adjustments:
Certain tax impacts	—	—	—	(8)	(8)
Pension settlement expense	2	—	2	3	3
Adjusted pre-tax loss	$(244)	(251)	(495)	(224)	(421)

*We generally tax effect taxable U.S.-based special items using a combined federal and state annual statutory income tax rate of approximately 25%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.
†YTD 2020 is based on adjusted weighted-average diluted shares outstanding of 440,653 thousand and other periods are based on the same weighted-average diluted shares outstanding as that used in the GAAP diluted earnings per share calculation. Income allocated to participating securities, if applicable, in the adjusted earnings per share calculation is the same as that used in the GAAP diluted earnings per share calculation.

Phillips 66 Reports Second-Quarter 2021 Financial Results

	Millions of Dollars
	Except as Indicated
	June 30, 2021
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$15,413	3,910	11,503
Total Equity	20,602	2,426	18,176
Debt-to-Capital Ratio	43%		39%
Total Cash	$2,207	2	2,205
Net Debt-to-Capital Ratio	39%		34%
*PSXP’s third-party debt and Phillips 66’s noncontrolling interests attributable to PSXP.